UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

LIGHT & WONDER, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-11693	81-0422894
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6601 Bermuda Road, Las Vegas, Nevada 89119
(Address of principal executive offices) (Zip Code)

Constance P. James
Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary
(702) 897-7150
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ______________.

Section 1 - Conflict Minerals Disclosure

Items 1.01 and 1.02 Conflict Minerals Disclosure and Report; Exhibit

Conflict Minerals Disclosure

This Form SD is filed by Light & Wonder, Inc. (the “Company”) pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2022 to December 31, 2022. A copy of the Company’s Conflict Minerals Disclosure and Report for the year ended December 31, 2022 is attached hereto as Exhibit 1.01 and is publicly available at www.lnw.com/investors/sec-filings/.

Section 2 - Exhibits

Item 2.01 Exhibits

The following exhibit is filed as part of this report:

Exhibit 1.01	Conflict Minerals Disclosure and Report for the year ended December 31, 2022 as required by Items 1.01 and 1.02 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

LIGHT & WONDER, INC.

Date: May 31, 2023	By:	/s/ Constance P. James
Name: Constance P. James
Title: Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary